EXHIBIT 99

COMPANY CONTACT: Curtis Schneekloth (419) 427-4768	FOR IMMEDIATE RELEASE February 28, 2008

Cooper Tire & Rubber Company Reports
Continued Improvement in the Fourth Quarter

Fourth Quarter Highlights

•	Net income for the quarter improved by $78 million to $51 million, or 82 cents per share. Continuing operations contributed 62 cents per share.

•	The sale of the Oliver retread operations resulted in a $26.5 million gain.

•	International Operations reported record sales of $228 million, up 29 percent.

•	Operating profit in North America improved to 7.7 percent of net sales from a loss of 1.7 percent.

•	International Operations operating profit of $3.8 million improved from a loss of $4.8 million.

•	Three million shares were repurchased for $46 million.

Findlay, Ohio, February 28, 2008 — Cooper Tire & Rubber Company (NYSE:CTB) today reported net income of $51 million, or 82 cents per share, for the quarter ended December 31, 2007. Income from continuing operations increased $67 million from a loss of $28 million for the same period last year, resulting in earnings per share of 62 cents from continuing operations. The substantial earnings improvement was accompanied by a new record of $765 million in sales for the quarter, a 7 percent increase over the same period last year.

Improved pricing contributed to the dramatically increased earnings. The improvement was also supported by the ongoing cost and profit improvement initiatives successfully implemented throughout the year. As a result, operating profit improved to $43 million in the fourth quarter of 2007, compared with an operating loss of $18.7 million in the fourth quarter of 2006. Operating profit in the fourth quarter of 2006 includes $48 million of impairment related to goodwill and indefinite-lived intangible assets. In previously issued 2006 financial statements, this amount was classified below operating profit.

Net income from continuing operations for the quarter includes a benefit of approximately $12 million, or 19 cents per share, relating to adjustments to tax valuation allowances established in 2006 which are no longer required due to the reduction in the Company’s net deferred tax asset position. During the quarter, asset write-downs totaled $3.5 million.

For the year ended December 31, 2007, the Company’s net income improved to $120 million on $2.9 billion of sales. This is a $198 million improvement in net income over the prior year, and a 13.9 percent increase in net sales.

North American Tire Operations

North American Tire generated $45 million in operating profit from continuing operations in the quarter, an increase of $56 million compared with the fourth quarter of 2007. This improvement was the result of the Company’s cost savings and profit improvement initiatives and favorable pricing changes. These were partially offset by increased incentives, raw material costs and lower unit volumes.

The Company’s North American Tire operations reported sales of $585 million in the quarter, up 4 percent compared with the fourth quarter of 2006. This increase was driven by improved pricing. During 2007, the Company improved margins in North America while maintaining market share at 2006 levels.

During the quarter, the Company recognized a $26.5 million gain on the sale of the operations of the Oliver Rubber Company and received net cash proceeds of $66 million.

For the year ended 2007, North American operations generated $119 million of operating profit on $2.2 billion of net sales. This is an improvement of $159 million over operating profit during the same period a year ago.

International Tire Operations

The Company’s International Tire Operations reported sales of $228 million in the quarter, an increase of 29 percent compared with the fourth quarter of 2006. The segment’s operating profit improved by $8.6 million to $3.8 million from the prior year’s fourth quarter loss of $4.8 million. This increase was driven by higher unit volumes and pricing.

For the total year, operating profit for the segment improved to $29 million, a $19 million increase over the same period last year.

Management Commentary

Commenting on the results, Cooper Chairman and CEO Roy Armes said, “In the fourth quarter we continued our momentum and delivered another strong quarter. This effective execution allowed us to deliver on promises to improve the bottom line of the company. The $100 million in cost savings that we had pledged to achieve was realized, and we continued to position ourselves for improvement in 2008. The North American operations delivered revenue growth against a very strong comparable fourth quarter of 2006, and the manufacturing operations continued to see sequential improvements. Our International operations delivered strong revenue growth, and operating margins improved significantly over 2006.”

Outlook

“We expect our turnaround to continue in 2008,” Armes continued. “There are always potential risks in raw materials and the general economy, but we are confident we will execute on the areas within our control. We expect continuing raw material price increases in 2008, and believe our price increases in each region will help to mitigate those effects.”

“This continues to be an exciting time at Cooper and I am pleased by the attitude and focus of Cooper’s employees around the world,” Armes said. “We are optimistic that the actions we are taking and the plan we have developed will benefit all of Cooper’s stakeholders. We anticipate continued revenue growth and operational improvement in North America as we implement additional Six Sigma, LEAN and automation projects. Our International operations will also continue to increase in scale and have the opportunity to begin improving margins. This is the result of the continued ramp up of our recently constructed greenfield joint venture in China and the added capacity in our other Chinese joint venture. I believe we are well-positioned in 2008 to continue our improvement trend and are evolving into an even more customer-focused company through our products and services.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has 67 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute its cost reduction/Asian strategies;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;

•	the failure of the Company to achieve the full cost reduction and profit improvement targets set forth in presentations made by senior management and filed on Forms 8-K on September 7, 2006, October 31, 2006, April 5, 2007, and January 16, 2008; and

•	inability or failure to implement the Company’s strategic plan.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended December 31		Year Ended December 31
	2006	2007	2006	2007
Net sales	$715,099	$765,130	$2,575,218	$2,932,575
Cost of products sold	643,516	672,000	2,382,150	2,617,161

Gross profit	71,583	93,130	193,068	315,414
Selling, general and administrative	40,406	50,117	187,111	177,507
Impairment of goodwill and indefinite-lived intangible asset	47,973	—	47,973	—
Restructuring charges	1,921	—	3,236	3,515

Operating profit (loss)	(18,717)	43,013	(45,252)	134,392
Interest expense	11,805	11,465	47,165	48,492
Interest income	(2,935)	(5,710)	(10,067)	(18,004)
Debt extinguishment	—	1,017	(77)	2,558
Dividend from unconsolidated subsidiary	—	—	(4,286)	(2,007)
Other income – net	(576)	(1,662)	(1,992)	(12,677)

Income (loss) from continuing operations before income taxes and noncontrolling shareholders’ interests	(27,011)	37,903	(75,995)	116,030
Income tax benefit (expense)	(2,491)	2,582	5,338	(15,835)

Income (loss) from continuing operations before noncontrolling shareholders’ interests	(29,502)	40,485	(70,657)	100,195
Noncontrolling shareholders’ interests, net of income taxes	1,290	(2,015)	(3,663)	(8,760)

Income (loss) from continuing operations	(28,212)	38,470	(74,320)	91,435
Income (loss) from discontinued operations, net of income taxes	579	(13,943)	(4,191)	1,660
Gain on sale of discontinued operations, net of income taxes	—	26,475	—	26,475

Net income (loss)	$(27,633)	$51,002	$(78,511)	$119,570

	Quarter Ended December 31		Year Ended December 31
	2006	2007	2006	2007
Basic earnings (loss) per share Income (loss) from continuing operations	$(0.46)	$0.62	$(1.21)	$1.48
Income (loss) from discontinued operations	$0.01	$(0.23)	$(0.07)	$0.03
Gain on sale of discontinued operations	$-	$0.43	$—	$0.43

Net income (loss)	$(0.45)	$0.83 *	$(1.28)	$1.93 *
Diluted earnings (loss) per share Income (loss) from continuing operations	$(0.46)	$0.62	$(1.21)	$1.46
Income (loss) from discontinued operations	$0.01	$(0.22)	$(0.07)	$0.03
Gain on sale of discontinued operations	$—	$0.42	$—	$0.42

Net income (loss)	$(0.45)	$0.82	$(1.28)	$1.91
Weighted average shares outstanding Basic	61,345	61,684	61,338	61,938
Diluted	61,345	62,432	61,338	62,712
Depreciation	$33,589	$33,961	$127,693	$131,007
Amortization	$1,357	$1,402	$4,908	$5,925
Capital expenditures	$63,009	$37,201	$186,190	$140,972
Segment information Net sales North American Tire	$561,213	$585,276	$1,995,150	$2,209,822
International Tire	176,528	227,980	680,164	881,297
Eliminations	(22,642)	(48,126)	(100,096)	(158,544)
Segment profit (loss) North American Tire	(11,448)	45,004	(39,523)	119,440
International Tire	(4,835)	3,837	9,427	28,902
Eliminations	(568)	(891)	(1,673)	(572)
Unallocated corporate charges	(1,866)	(4,937)	(13,483)	(13,378)

	Quarter Ended December 31		Year Ended December 31
	2006	2007	2006	2007
CONSOLIDATED BALANCE SHEETS
	Dec 31, 2006	Dec 31, 2007

Assets

Current assets:
Cash and cash equivalents	$221,611	$345,947
Short-term investments	—	49,765
Accounts receivable	395,523	354,939
Inventories	337,867	304,560
Other current assets	17,644	134,713
Assets of discontinued operations	59,699	—

Total current assets	$1,032,344	$1,189,924
Net property, plant and equipment	$970,633	$991,776
Goodwill	24,439	24,439
Restricted cash	7,550	2,791
Intangibles and other assets	200,549	87,938

	$2,235,515	$2,296,868

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable	$126,129	$86,384
Payable to noncontrolling owner	19,527	10,364
Trade payables and accrued liabilities	363,654	433,005
Income taxes	4,695	1,450
Liabilities of discontinued operations	13,483	1,332

Total current liabilities	$527,488	$532,535
Long-term debt	513,213	464,608
Postretirement benefits other than pensions	258,579	244,491
Other long-term liabilities	217,743	163,723
Long-term liabilities of discontinued operations	8,913	10,185
Noncontrolling shareholders’ interests	69,688	89,035
Stockholders’ equity	639,891	792,291

	$2,235,515	$2,296,868

• Amounts do not add due to rounding.
Certain amounts from 2006 have been reclassed to conform to 2007 presentation.